                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned  investment  company hereby notifies the Securities and Exchange
Commission  that it registers  under and pursuant to the  provisions  of Section
8(a)  of  the  Investment  Company  Act of  1940  and in  connection  with  such notification of registration submits the following information:

Name:       Eagle Communication LLC

Address of Principal Business Office
(No. & Street, City, State, Zip Code): 5715 Will Clayton, Ste 2658
                                       Humble, TX 77338

Telephone Number (including area code):   (319) 522-1515

Name and address of agent for service of process:     BISYS Fund Services
                                                      3434 Stelzer Road
                                                      Columbus, Ohio 43219

Copies to:
                                Devendra Tanwar
            5715 Will Clayton, STE 2658, Humble, Texas 77338-8160

                                Eagle Corporation
            2nd Floor, 147-157 St. John Street, London EC1V 4PY United Kingdom

Check appropriate Box:

Registrant is filing a  Registration  Statement  pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES  [X]    NO  [ ]

                                  SIGNATURES

Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
registrant has caused this notification of registration to be duly signed on its behalf in London, UK of the 2nd day of August, 2007.

                                    Eagle Communication LLC

                                    BY:  /s/ Dave Tanwar
                                         -------------------
                                        D Tanwar, Sponsor

Attest: /s/ Joseph Goodwill
        ---------------------
        Joseph Goodwill, Secretary